

**Dana Schutz** (b.1976)

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After reviewing over 40 other examples, Masterworks agreed to privately acquire the Painting after remaining in the same private collection since it was originally sold from the artist's first solo exhibition in London at Thomas Dane Gallery in 2020.

INVESTMENT THESIS

Initial Offering Price

$1,563,000

Offering Circular

sec.gov

Price Appreciation of Similar Works

40.1%



$3.0m
$2.5m
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$1.5m
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**Artist Market Sharpe Ratio**

(2007-2019)

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Dana Schutz
N/A
All Art
0.55
S&P 500
0.56
Speculative Returns
High Risk-Adjusted Returns

99% Progress

INVEST NOW

WHY WE LIKE THIS PAINTING

- The Painting is a characteristic example of Dana Schutz's unique visual style, which fuses abstraction with figuration using vibrant color and tactile brushwork.

- The Painting was included in the artist's first solo presentation in London, and is currently included in a survey show of Schutz's work at the Louisiana Museum of Modern Art in Denmark, titled "Between Us," which will travel to the renowned Musée d'Art Moderne in Paris in mid-2023.

- Examples similar to the Painting in period and style are held in several prominent museum collections, including the Whitney Museum of American Art in New York, the Institute of Contemporary Art in Boston, and the San Francisco Museum of Modern Art, among others.

- As of March 10, 2023, examples similar to the Painting have achieved prices as high $1.9 million at auction and include: "Smokers" (2021), which sold for $1,830,000 in November 2021, and "Bain de soleil (sunbath)" (2016), which sold for $1,963,971 in May 2021.

- Demand for Dana Schutz's work has maintained momentum in recent years. Nine of her top ten auction records have all been set in the last three years, and the average price for her work at auction has substantially increased - from $671,860 in 2019 to $1.7 million in 2021.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*



2021 Auction Sales
$16,210,159

2021 Number of Lots Sold
12

# DANA SCHUTZ

b. 1976, UNITED STATES

Oil on canvas | 88 × 88 in. (224 × 224 cm.)

Dana Schutz is a contemporary American artist recognized for her vibrant paintings that blend abstraction with figuration to create complex narratives.



$1,563,000

INITIAL OFFERING

40.1%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a characteristic example of Dana Schutz's unique visual style, which fuses abstraction with figuration using vibrant color and tactile brushwork. Executed in 2020, the Painting depicts a group of grotesque figures, who appear to careen through a darkened space, their limbs akimbo and tangled together, forming an abstracted mass. Drawing upon a range of art historical influences, from the 19th century epic works of Théodore Géricault and Eugène Delacroix to the cartoon-style realism of Philip Guston, Schutz has created a wholly imaginary composition constructed of fractured shapes, that is both fantastical and monstrous. The Painting represents a departure from Schutz's earlier work of the 2000s, which tended to center on single figures rendered in claustrophobic scenes, to increasingly larger, more complex examples populated by numerous characters. Of her more recent works, the artist explains that she's interested in "painting as an affective space. The place where hierarchies of the world can be rearranged within the space of painting." Examples similar to the Painting in period and style are held in several prominent museum collections, including the Whitney Museum of American Art in New York, the Institute of Contemporary Art in Boston, and the San Francisco Museum of Modern Art, among others. The Painting was included in a 2020 exhibition at Thomas Dane Gallery in London, titled "Dana Schutz: Shadow of a Cloud Moving Slowly," which marked the artist's first solo presentation in London, and is currently included in a survey show of Schutz's work at the Louisiana Museum of Modern Art in Denmark, titled "Between Us." The exhibition includes paintings, drawings, and sculpture and will travel to the Musée d'Art Moderne in Paris in mid-2023. As of March 13, 2023, examples similar in scale, period, and style to the Painting have achieved prices as high as $1.9 million at auction, including: *Forever 21* (2019), which sold for £781,200 ($885,231) at Christie's, London, on October 13, 2022, *Smokers* (2021), which sold for $1,830,000 at Christie's, New York, on November 9, 2021, and *Bain de soleil (sunbath)* (2016), which sold for HKD 15,250,000 ($1,963,971) at Christie's, Hong Kong, on May 24, 2021. The Painting's scale, composition, and execution make it a commercial and desirable work by Dana Schutz.

**AS OF MARCH 13, 2022, HER TOP AUCTION RECORDS ARE LED BY THE AFOREMENTIONED *ELEVATOR* (2017), WHICH SOLD FOR HKD 50,050,000 ($6,456,499) AT CHRISTIE'S, HONG KONG, ON DECEMBER 2, 2020, THE FISHERMEN (2021), WHICH SOLD FOR $2,970,000 AT CHRISTIE'S, NEW YORK, ON MAY 11, 2021, AND *CIVIL PLANNING* (2004), WHICH SOLD FOR $2,420,000 AT SOTHEBY'S, NEW YORK, ON MAY 16, 2019.**

Demand for Dana Schutz's work has maintained momentum in recent years. Nine of her top ten auction records have all been set in the last three years, including the record of nearly $6.5 million paid for her Cubist-inspired painting *Elevator*, of which a related work from the same series is a promised gift to the Whitney Museum. The average price for her work at auction has also substantially increased, moving from $671,860 in 2019 to $1.7 million in 2021. To date, eleven of her works have sold at auction for more than $1 million, and eight of those sales have taken place since January of 2021. As of March 13, 2023, her top auction records are led by the aforementioned *Elevator* (2017), which sold for HKD 50,050,000 ($6,456,499) at Christie's, Hong Kong, on December 2, 2020, *The Fishermen* (2021), which sold for $2,970,000 at Christie's, New York, on May 11, 2021, and *Civil Planning* (2004), which sold for $2,420,000 at Sotheby's, New York, on May 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3.0M
$2.3M
$1.5M
$0.8M
2018
2019
2020
2021
2022

Dana Schutz (b. 1976, Livonia, Michigan) is a contemporary American artist recognized for her vibrant paintings that blend abstraction with figuration to create complex narratives. In 2000 she received a BFA from the Cleveland Institute of Art and went on to complete an MFA in 2002 at Columbia University. Recent solo exhibitions of the artist's work include a 2013 exhibition organized at The Hepworth in Wakefield, England, which subsequently traveled to the Kestnergesellschaft in Hannover, Germany, a career survey at the Musée d'art contemporain de Montréal in 2015, a 2017 show at the Institute of Contemporary Art, Boston, and a 2018 presentation held at the the Transformer Station in Cleveland, Ohio. Schutz's work is held in multiple public collections, including the The Cleveland Museum of Art in Ohio, the Hammer Museum In Los Angeles, the Institute of Contemporary Art in Boston, The Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Solomon R. Guggenheim Museum in New York, and the Whitney Museum of American Art in New York, among others. As of March 13, 2023, Schutz lives and works in Brooklyn, New York, and is represented by several prominent galleries, including David Zwirner, New York and Petzel Gallery, New York.





DANA SCHUTZ



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the [Painting / Artwork] by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Dana Schutz with the following criteria: canvas paintings executed 2010 to present that measure 60 inches by 60 inches to 120 inches by 120 inches and excluding examples with overtly violent subject matter. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 40.1% CAGR implied from selected sales occurring from June 28, 2018 to October 13, 2022.

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